EXHIBIT 1.2

SALES AGENCY FINANCING AGREEMENT

Sales Agency Financing Agreement (this “Agreement”), dated as of March 21, 2011 between EastGroup Properties, Inc., a Maryland corporation (the “Company”), and RAYMOND JAMES & ASSOCIATES, INC., a Florida corporation (“Raymond James”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement up to 2,000,000 Common Shares upon the terms and subject to the conditions contained herein; and

WHEREAS, Raymond James has been appointed by the Company as its agent to sell the Common Shares and agrees to use its commercially reasonable efforts to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.

WHEREAS, the Company has also entered into a sales agency financing agreement (the “Alternative Sales Agency Agreement”), dated of even date herewith, with BNY Mellon Capital Markets, LLC (“Alternative Sales Agent” and together with Raymond James, the “Sales Agents”), for the issuance and sale from time to time through the Alternative Sales Agent of Common Shares on the terms set forth in the Alternative Sales Agency Agreement.  This Agreement and the Alternative Sales Agency Agreement are collectively referred to herein as the “Sales Agency Agreements.”  The aggregate number of Common Shares to be issued and sold pursuant to the Sales Agency Agreements shall not exceed the Maximum Program Amount (as defined herein).

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions.  For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Amount” means the number of Issuance Shares that Raymond James has sold during the Selling Period.

“Alternative Sales Agency Agreement” has the meaning set forth in the Recitals.

“Alternative Sales Agent” has the meaning set forth in the Recitals.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and

“under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which the Maximum Program Amount pursuant to the Sales Agency Agreements shall have been sold, (y) the date this Agreement is terminated pursuant to Article VII and (z) the third anniversary of the date of this Agreement.

“Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.

“Common Stock” shall mean the Company’s Common Stock, $0.0001 par value per share.

“Effective Date” has the meaning set forth in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which Raymond James shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $1.00 without the prior written consent of Raymond James, which may be withheld in Raymond James’s sole discretion.

“General Disclosure Package” has the meaning set forth in Section 3.03.

“Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring Raymond James to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate number of the Issuance Shares to be sold by Raymond James with respect to any Issuance, which may not exceed 500 thousand shares without the prior written consent of Raymond James, which may be withheld in Raymond James’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to Raymond James delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Shares” means all shares of Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Common Shares, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, properties, prospects or  condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the Company’s ability to consummate the transactions contemplated by, or to execute, deliver and perform its obligations under, this Agreement.

“Maximum Program Amount” means 2,000,000 Common Shares (or, if less, the aggregate amount of Common Shares registered under the Registration Statement).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Principal Market” means the New York Stock Exchange.

“Prospectus” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“Representation Date” has the meaning set forth in the introductory paragraph of Article III.

“Sales Agency Agreements” has the meaning set forth in the Recitals.

“Sales Agents” has the meaning set forth in the Recitals.

“Sales Price” means the actual sale execution price of each Common Share sold by Raymond James on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Regulations” means rules and regulations of the Commission under the Securities Act.

“Selling Commission” means up to 2.0% of the Sales Price of Common Shares sold during a Selling Period.  Such Selling Commission shall be indicated on each Issuance Notice.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Settlement Date” means the third business day following each Trading Day during the applicableSelling Period, when the Company shall deliver to Raymond James the amount of Common Shares sold on such Trading Day and Raymond James shall deliver to the Company the Issuance Price received on such sales.  Alternatively, the Company may settle all sales for each Selling Period on the business day following the last day of the Selling Period, whereon the Company shall deliver to Raymond James the amount of Common Shares sold during the Selling Period and Raymond James shall deliver to the Company the Issuance Price received on such sales.

“Significant Subsidiary” has the meaning set forth in Section 3.05.

“Trading Day” means any day which is a trading day on the New York Stock Exchange, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE II
 ISSUANCE AND SALE OF COMMON STOCK

Section 2.01 Issuance.  (a)  Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through Raymond James and Raymond James shall use its commercially reasonable efforts to sell Common Shares based on and in accordance with such number of Issuance Notices as the Company in its sole discretion shall choose to deliver during the Commitment Period until the aggregate number of Common Shares sold under the Sales Agency Agreements equals the Maximum Program Amount or this Agreement is otherwise terminated.  Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, Raymond James will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified ins such Issuance Notice into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice.  Raymond James will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof.  Raymond James may sell Issuance Shares in the manner described in Section 2.01(b) herein.  The Company acknowledges and agrees that (i) there can be no assurance that Raymond James will be successful in selling Issuance Shares and (ii) Raymond

James will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by Raymond James to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01.  In acting hereunder, Raymond James will be acting as agent for the Company and not as principal.

(b) Method of Offer and Sale.  The Common Shares may be offered and sold (1) in privately negotiated transactions (if and only if the parties hereto have so agreed in writing), or (2) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network.  Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in clause (1) above, and either party may withhold its consent thereto in such party’s sole discretion.

(c) Issuances.  Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, to Raymond James. Raymond James shall use its commercially reasonable efforts to sell pursuant to such Issuance the aggregate Issuance Amount set forth in the Issuance Notice. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.

Section 2.02 Effectiveness.  The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to Raymond James a certificate executed by the Secretary of the Company, signing in such capacity, dated the Closing Date (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company or a duly authorized committee thereof authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the  issuance of the Common Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (ii) the Company shall deliver to Raymond James a certificate executed by the Chief Executive Officer, the President or any Senior Vice-President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, dated the Closing Date, confirming that the representations and warranties of the Company contained in this Agreement are true and correct and that the Company has performed, in all material respects, all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Jaeckle Fleischmann & Mugel, LLP, counsel to the Company, shall deliver to Raymond James an opinion, dated the Closing Date and addressed to Raymond James, substantially in the form of Exhibit B attached hereto; (iv)  KPMG LLP shall deliver to Raymond James a letter, dated the Closing Date, in form and substance reasonably satisfactory to Raymond James; and (v) the Company shall pay the  expenses set forth in Section 9.02(ii),  (iv) and (viii) hereof by wire transfer to the account designated by Raymond James in writing prior to the Closing.

Section 2.03 Mechanics of Issuances.  (a)  Issuance Notice.  On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to Raymond James, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed 500 thousand shares without the prior written consent of Raymond James, which may be withheld in Raymond James’s sole discretion and (2) notwithstanding anything in this Agreement to the contrary, Raymond James shall have no further obligations with respect to any Issuance Notice if and to the extent the number of Issuance Shares sold pursuant thereto, together with the number of Common Shares previously sold under the Sales Agency Agreements, shall exceed the Maximum Program Amount.  The Company shall have the right, in its sole discretion, to amend at any time and from time to time any Issuance Notice and, if so notified, Raymond James shall as soon as practicable, modify its offers to sell consistent with any such amendment notice.

(b) Delivery of Issuance Notice.  An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or e-mail (and the Company confirms such delivery by telephone (including voicemail message)) by Raymond James. No Issuance Notice or amendment thereto may be delivered other than on a Trading Day during the Commitment Period.

(c) Floor Price.  Raymond James shall not sell Common Shares below the Floor Price during the applicable Selling Period and such Floor Price may be adjusted by the Company at any time during the applicable Selling Period upon notice to Raymond James and confirmation by Raymond James to the Company.

(d) Determination of Issuance Shares to be Sold.  The number of Issuance Shares to be sold by Raymond James with respect to any Issuance shall be the Actual Sold Amount during the Selling Period.

(e) Trading Guidelines.  Raymond James may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Stock for its own account while this Agreement is in effect provided that (i) no such purchase or sale shall take place while an Issuance Notice is in effect (except to the extent Raymond James may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity), (ii) in no circumstances shall Raymond James have a short position in the Common Stock for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by Raymond James. In addition, the Company hereby acknowledges and agrees that Raymond James’s affiliates may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time Raymond James is acting as agent pursuant to this Agreement.

Section 2.04 Settlements.  Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting Raymond James or its designee's account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, Raymond James will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date.  If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold Raymond James harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to Raymond James any Selling Commission to which it would otherwise have been entitled absent such default. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, Raymond James may borrow shares of Common Stock from stock lenders, and may use the Issuance Shares to settle or close out such borrowings.

        Section 2.05 Use of Free Writing Prospectus.  Neither the Company nor Raymond James has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent,  any “written communication” which constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement.

        Section 2.06 Alternative Sales Agreement.  The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Issuance Shares by the Company shall be affected by or through only one of Raymond James or the Alternative Sales Agent on any single given day, but in no event by more than one of Raymond James or the Alternative Sales Agent, and the Company shall in no event request that Raymond James and the Alternative Sales Agent sell Issuance Shares on the same day.

        Section 2.07 Material Non-Public Information.  Notwithstanding any other provision of this Agreement, Raymond James shall not be obligated to sell any Issuance Shares hereunder during any period in which it reasonably believes that the Company is, or could be deemed to be, in possession of material non-public information.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, Raymond James that as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

Section 3.01 Registration.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol "EGP", and the Common Shares have been or will have been listed on the Principal Market prior to delivery of the first Issuance Notice hereunder, subject to notice of issuance.  The Company (i) meets the requirements for the use of Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the transactions contemplated by this Agreement and (ii) has been subject to the requirements of Section 12 of the Exchange Act and had timely filed all the material required to be filed pursuant to Sections 13 and 14 of the Exchange Act for a period of more than 12 calendar months (other than a report that is required solely pursuant to item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K).

The Company has filed with the Commission an automatice shelf registration statement on Form S-3 (Registration No. 333-159328) which registration statement, as amended, became effective upon filing under Rule 462(c) under the Securities Act, for the registration of an indeterminate amount of Common Shares and other securities  under the Securities Act, and the offering thereof from time to time pursuant to Rule 415 promulgated by the Commission under the Securities Act.  Such registration statement (and any further registration statements that may be filed by the Company for the purpose of registering additional Common Shares to be sold pursuant to this Agreement),  and the prospectus constituting a part of such registration statement, together with the Prospectus Supplement (as defined in Section 5.01(k)) and any pricing supplement relating to a particular issuance of the Issuance Shares  (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively, except that if any revised prospectus is provided to Raymond James by the Company for use in connection with the offering of the Common Shares that is not required to be filed by the Company pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to Raymond James for such use.  Promptly after the execution and delivery of this Agreement, the Company will prepare and file the Prospectus Supplement relating to the Issuance Shares pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as contemplated by Section 5.01(k) of this Agreement.  As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

Section 3.02 Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package pursuant to Item 12 of Form S-3 (collectively, the “Incorporated Documents”), as of the date filed with the Commission under the Exchange Act, complied and will comply in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission promulgated as applicable, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.03 Registration Statement; Prospectus and Disclosure Package.  No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission.  The Registration Statement, as of the Effective Date, conformed or will conform in all material respects to the requirements of the Securities Act, and the rules and regulations of the Commission promulgated thereunder and, as of the Effective Date, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of its original issue date, as of the date of any filing of an Issuance Supplement thereto pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as of each Applicable Time and as of the date of any other amendment or supplement thereto, conforms or will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder and, as of such respective dates, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; as of each Applicable Time and the Closing Date, as the case may be, neither (i) the Issuer Free Writing Prospectus(es), if any, issued at or prior to such Applicable Time, the Prospectus and the public offering price of the Common Shares offered thereby, all considered together (collectively, the "General Disclosure Package"), nor (ii) any individual Issuer Free Writing Prospectus(es), if any, when considered together with the General Disclosure Package, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by Raymond James expressly for use in the Prospectus.  As used herein, with respect to the Registration Statement, the term “Effective Date” means, as of a specified time, the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto was or is declared effective by the Commission under the Securities Act and (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act.

Section 3.04 Changes.  Neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement, the Prospectus and the General Disclosure Package, (i) neither the Company nor any Significant Subsidiary has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company and its Significant Subsidiary and (ii) there has not been any material change in the capital stock, except for issuances of capital stock pursuant to the Company’s dividend reinvestment program and employee benefit plans, or long-term debt, other than the repayment of current maturities of long-term debt, of the Company or any Significant Subsidiary or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, assets, general affairs, management, financial position, prospects, shareholders’ equity or results of operations of the Company and its Subsidiaries, otherwise than as set forth or contemplated in the Prospectus.

Section 3.05  Organizational Matters.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with corporate power and authority to own or lease its properties and to conduct its business as described in the General Disclosure Package; the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  Each significant subsidiary, as defined in Rule 405 under the Securities Act, including, but not limited to, EastGroup Properties, L.P. and EastGroup Properties General Partners, Inc. (each a "Significant Subsidiary"), has been duly incorporated or formed and is validly existing as a corporation, partnership or limited liability company in good standing under the laws of its jurisdiction of incorporation or formation with corporate, partnership or limited liability company power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package.  Each Significant Subsidiary is duly qualified as a foreign corporation, partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by of the ownership or leasing of property or the conduct of business, except where the failure to be duly incorporated or formed, validly exisiting, have such power or authority or be so qualified would not have a Material Adverse Effect.

Section 3.06 Authorization; Enforceability.  The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions to be performed by it contemplated by, this Agreement.  No other corporate proceeding on the part of the Company is necessary, and no consent of any shareholder in its capacity as such of the Company is required, for the valid execution and delivery by the Company of this Agreement, and the performance and consummation by the Company of the transactions contemplated by this Agreement to be performed by the Company.  The Company has duly executed and delivered this Agreement.  This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and by limitations imposed by law and public policy on indemnification or exculpation.

Section 3.07 Capitalization.  The Company has an authorized capitalization as set forth in the General Disclosure Package, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company; all of the issued shares of capital stock or other ownership interests of each Significant Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable; and all shares of capital stock or other ownership interests of each Significant Subsidiary (other than directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of any liens, encumbrances or security interests, except as described in the General Disclosure Package.  The Common Shares (in an amount up to the Maximum Program Amount) have been duly and validly authorized by all necessary corporate action on the part of the Company.  When issued against payment therefor as provided in this Agreement, the Common Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive rights, claims, liens, charges, encumbrances and security interests of any nature whatsoever, other than any of the foregoing created by Raymond James.  The capital stock of the Company, including the Common Shares, conforms to the description contained in the General Disclosure Package.  Except as set forth in the General Disclosure Package, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock of the Company or any other securities of the Company of any kind binding on the Company (except pursuant to dividend reinvestment, stock purchase or ownership, stock option, director or employee benefit plans ) and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares as described in this Agreement.  Except as set forth in the Prospectus, there are no restrictions upon the voting or transfer of any shares of the Company's Common Stock pursuant to the Company's Articles of Incorporation or bylaws.  There are no agreements or other obligations (contingent or otherwise) that may require the Company to repurchase or otherwise acquire any shares of its Common Stock.  No Person has the right, contractual or otherwise, to cause the Company to issue to it, or to register pursuant to the Securities Act, any shares of capital stock or other securities of the Company upon the filing of the Registration Statement or the issuance or sale of the Common Shares hereunder.

Section 3.08 No Conflicts.  The issuance and sale of the Common Shares, the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the imposition of a lien or security interest under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound or to which any of the property or assets used in the conduct of the business of the Company or any Significant Subsidiary is subject, nor will such action result in any violation of the provisions of the Articles of Incorporation or other organizational document or the by-laws of the Company or any Significant Subsidiary or, to the best of the Company's knowledge, any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any Significant Subsidiary or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the issuance and sale of the Common Shares hereunder, except such as have been, or will have been prior to the Closing Date, obtained under the Securities Act, and  for such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or blue sky laws, as the case may be,  and except in any case where the failure to obtain such consent, approval, authorization, order, registration or qualification would not have a Material Adverse Effect.

Section 3.09  Legal Proceedings.  Other than as set forth in the General Disclosure Package, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

Section 3.10  Sale of Common Shares.  Immediately after any sale of Common Shares by the Company hereunder, the aggregate amount of Common Stock that has been issued and sold by the Company hereunder will not exceed the aggregate amount of Common Stock  registered under the Registration Statement  (in this regard, the Company acknowledges and agrees that Raymond James shall have no responsibility for maintaining records with respect to the aggregate amount of Common Shares sold, or of otherwise monitoring the availability of Common Stock for sale, under the Registration Statement).

Section 3.11  Permits.  Each of the Company and its Significant Subsidiaries has such permits, licenses, franchises and authorizations of governmental or regulatory authorities (the “permits”) as are necessary to own its respective properties and to conduct its business in the manner described in the General Disclosure Package, except where the failure to obtain such permits would not reasonably be expected to have a Material Adverse Effect; to the best knowledge of the Company after due inquiry, each of the Company and its Significant Subsidiaries has fulfilled and performed all its material obligations with respect to such permits, except where the failure to fulfill or perform any such obligation would not reasonably be expected to have a Material Adverse Effect; and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of any material permits or would result in any other material impairment of the rights of the holder of any such material permits, subject in each case to such qualifications as may be set forth in the Prospectus.

Section 3.12 Investment Company.  The Company is not, and after giving effect to the offering and sale of the Common Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

Section 3.13 Financial Condition; No Adverse Changes.

(a)           The financial statements, together with related schedules and notes, included in, or incorporated by reference into, the Registration Statement and the Prospectus, present fairly in all material respects the consolidated financial position, results of operations and changes in financial position of the Company and its consolidated subsidiaries on the basis stated in the

Registration Statement, the Prospectus and the General Disclosure Package at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Company and its consolidated subsidiaries. No other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement, the Prospectus or the General Disclosure Package under the Securities Act.

(b)           The Company and its consolidated subsidiaries maintain systems of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) material information relating to the Company and its subsidiaries is made known to the Company by its officers and employees.  The Company’s internal control over financial reporting was effective as of December 31, 2008, and the Company is not aware of any material weaknesses therein.  Since the date of the latest audited financial statements included or incorporated by reference in the Registration Statement, the Prospectus or the General Disclosure Package, there has been no change that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c)           The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed to ensure that material information relating to the Company and its Subsidiaries is communicated to the Company’s principal executive officer and principal financial officer.  The Company’s disclosure controls and procedures were effective as of December 31, 2010.

(d)           KPMG LLP, who has audited the financial statements of the Company  and its consolidated subsidiaries that are incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package and has audited the effectiveness of the Company’s internal control over financial reporting, is an independent registered public accounting firm as required by the Securities Act and the rules and regulations of the Commission promulgated thereunder and the Public Company Accounting Oversight Board.

Section 3.14 Use of Proceeds.  The Company will use the net proceeds from the offering of Common Shares in the manner specified in the General Disclosure Package under “Use of Proceeds.”

Section 3.15 Environmental Matters.  Other than as set forth in the General Disclosure Package, (a) the Company and its subsidiaries are in compliance with all applicable state and federal environmental laws, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect, and (b) no event or condition has occurred that may interfere with the compliance by the Company and its subsidiaries with any environmental law or that may give rise to any liability under any environmental law, in each case that, individually or in the aggregate, would have a Material Adverse Effect.

Section 3.16 Insurance.  Each of the Company and its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent.

Section 3.17 Officer’s Certificate.  Any certificate signed by any officer of the Company and delivered to Raymond James or to counsel for Raymond James in connection with an Issuance shall be deemed a representation and warranty by the Company to Raymond James as to the matters covered thereby on the date of such certificate.

Section 3.18 Finder’s Fees.  The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.19 Non-affiliated Market Capitalization.  As of the Effective Date, the aggregate market value of the voting stock held by non-affiliates of the Company (computed using the price at which the Common Stock was last sold as of a date within 60 days prior to such date) exceeds $150 million.

Section 3.20 Taxes.  The Company and its subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and paid all taxes shown as due thereon; all such tax returns are complete and correct in all material respects; all tax liabilities are adequately provided for on the books of the Company and its subsidiaries except to such extent as would not have a Material Adverse Effect; the Company and its subsidiaries have made all necessary tax payments (including payroll and/or withholding taxes) and are current and up-to-date; and the Company and its subsidiaries have no knowledge of any tax proceeding or action pending or threatened against the Company or its subsidiaries which, individually or in the aggregate, might have a Material Adverse Effect.  The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 3.13 hereof in respect of all federal, state, local and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of the subsidiaries has not been finally determined.

Section 3.21 Partnership Status. Each of the Company’s subsidiaries that is a partnership or a limited liability company, other than any entity for which a taxable REIT subsidiary election has been made (“Subsidiary Partnerships”), is properly classified either as a disregarded entity or as a partnership, and not as a corporation or as an association taxable as a corporation, for federal income tax purposes throughout the period from its formation through the date hereof, or, in the case of any Subsidiary Partnerships that have terminated, through the date of termination of such Subsidiary Partnerships.

Section 3.22 REIT Status. The Company is organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) for each of its taxable years since its formation and its current organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT.  No transaction event has occurred which could cause the Company not to be able to qualify as a REIT for its current taxable year or any future taxable year.

Section 3.23 REIT Compliance.  KPMG LLP (i) periodically tests procedures and conducts annual compliance reviews designed to determine compliance with the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) assists the Company in monitoring what it believes are appropriate accounting systems and procedures designed to determine compliance with the REIT provisions of the Code.

Section 3.24 Tax Disclosure.  The statements under the caption “Material United States Federal Income Tax Consequences” in the General Disclosure Package are accurate in all material respects.

ARTICLE IV
COVENANTS

The Company covenants and agrees during the term of this Agreement with Raymond James as follows:

Section 4.01 Registration Statement and Prospectus.  (i) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by means of a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus; provided, that the Company will give prior written notice to Raymond James of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report) after the date of delivery of an Issuance Notice and prior to the related Settlement Dateat any time prior to having afforded Raymond James a reasonable opportunity to review and comment thereon; (ii) to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by Raymond James and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act  within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments thereto filed with the Commission under the Exchange Act or incorporated or deemed to be incorporated by reference into the Registration Statement or the Prospectus except to the extent required by Section 4.01(i)) at any time prior to having afforded Raymond James a reasonable opportunity to review and comment thereon; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise Raymond James, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information relating thereto, or the receipt of any comments from the Commission with respect tothe Registration Statement or the Prospectus (including, without limitation, any Incorporated Documents) and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification during a Selling Period, to use promptly its commercially reasonable efforts to obtain its withdrawal;

Section 4.02 Blue Sky.  To use its commercially reasonable efforts to cause the Common Shares to be listed on the Principal Market and promptly from time to time to take such action as Raymond James may reasonably request to cooperate with Raymond James in the qualification of the Common Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as Raymond James may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the  sale of the Common Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction;

Section 4.03 Copies of Registration Statement and Prospectus.  To furnish Raymond James with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) promulgated by the Commission under the Securities Act, both in such quantities as Raymond James may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify Raymond James and request Raymond James to suspend offers to sell Common Shares (and, if so notified, Raymond James shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise Raymond James promptly by telephone (with confirmation in writing or e-mail) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period Raymond James is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement;

Section 4.04 Rule 158.  To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than 18 months after the effective date of the Registration Statement (as defined in Rule 158(c) promulgated by the Commission under the Securities Act), an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 promulgated by the Commission under the Securities Act);

Section 4.05 Information.  Except where such reports, communications, financial statements or other information is available on the Commission's EDGAR system, to furnish to Raymond James (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to stockholders and filed with the Commission pursuant to the Exchange Act, and deliver to Raymond James (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as Raymond James may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

Section 4.06 Representations and Warranties.  That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (i) an affirmation to Raymond James that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the General Disclosure Package (including any documents incorporated by reference therein and any supplements thereto), and (ii) an undertaking that the Company will advise Raymond James if any of such representations and warranties will not be true and correct as of the Settlement Date for the Common Shares relating to such Issuance

Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares);

Section 4.07 Opinions of Counsel.  That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relations solely to the offering of securities other than the Common Share, (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless reasonably requested by Raymond James within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement and "Opinion Triggering Event"), the Company shall as soon as practicable thereafter furnish or cause to be furnished forthwith to Raymond James a written opinion of  Jaeckle Fleischmann & Mugel, LLP, counsel for the Company, dated the date of delivery and in form reasonably satisfactory to Raymond James, (i) if such counsel has previously furnished an opinion to the effect set forth in Exhibit B hereto, to the effect that Raymond James may rely on such previously furnished opinion of such counsel  to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B hereto, of the same tenor as such an opinion of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such opinion unless and until such time as the Company delivers an Issuance Notice or the Opinion Trigger Event occurs during a Selling Period;

Section 4.08 Comfort Letters.  That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), other than an amendment or supplement relating solely to the offering of securities other than the Common Shares, in any case to set forth financial information included in or derived from the Company’s  financial statements or accounting records) (each such amendment or supplement a "Comfort Letter Triggering Event"), the Company shall as soon as practicable thereafter cause the independent registered public accounting firm who has audited the  financial statements of the Company included or incorporated by reference in the Registration Statement forthwith to furnish to Raymond James a letter, dated the date of delivery, in form reasonably satisfactory to Raymond James, of the same tenor as the letter referred to in Section 5.01(g) hereof but modified to relate to the Registration Statement, the Prospectus and to the extent applicable, the General Disclosure Package (other than the offering price of any Common Shares) as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) hereof that was last furnished to Raymond James; provided, however, that the Company shall not be obligated to deliver any such comfort letter unless and until such time as the Company delivers an Issuance Notice or the Comfort Letter Trigger Event occurs during a Selling Period;

Section 4.09 Officer's Certificate.  That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than the Common Shares, (y) an Issuance Supplement or (z) a Current Report on Form 8-K, unless reasonably requested by Raymond James within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement an "Officers' Certificate Triggering Event"), the Company shall as soon as practicable thereafter furnish or cause to be furnished forthwith to Raymond James a certificate, dated the date of delivery, in such form and executed by such officers of the Company as is reasonably satisfactory to Raymond James, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement, the Prospectus and the General Disclosure Package (other than the offering price of any Common Shares) as amended and supplemented to such date;  provided, however, that the Company shall not be obligated to deliver any such officers' certificate unless and until such time as the Company delivers an Issuance Notice or the  Officers' Certificate Trigger Event occurs during a Selling Period;

Section 4.10 Stand Off Agreement.  Without the written consent of Raymond James, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder), warrants or any rights to purchase or acquire, Common Stock during the period beginning on the first (1st) Trading Day immediately prior to the date on which any Issuance Notice is delivered to Raymond James hereunder and ending on the first (1st) Trading Day immediately following the Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice (the "Stand Off Period"); provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any employee or director stock option, incentive or benefit plan, stock purchase or ownership plan or dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in its stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company's Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons;

Section 4.11 Market Activities.  The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) during the Stand Off Period, sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the

Common Shares other than Raymond James.  The settlement of Common Shares which have been sold pursuant to the Alternative Sales Agency Agreement is permitted pursuant to this Section 4.11;

Section 4.12 REIT Status.  The Company will use its best efforts to continue to meet the requirements for qualification as a REIT under Sections 856 through 860 of the Code; and

Section 4.13 Maximum Program Amount.  The Company will promptly notify Raymond James and the Alternative Sales Agent when the Maximum Program Amount has been sold pursuant to the Sales Agency Agreements.

ARTICLE V
CONDITIONS TO DELIVERY OF ISSUANCE
NOTICES AND TO SETTLEMENT

Section 5.01  Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of Raymond James to Sell Common Shares During the Selling Period(s).  The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of Raymond James to sell Common Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Settlement Date, of each of the following conditions:

(a) Effective Registration Statement and Authorizations.  The Registration Statement shall remain effective and sales of all of the Common Shares (including all of the Issuance Shares issued with respect to all prior Issuances and all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by Raymond James thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, or the Company's knowledge, threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of Raymond James and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03.  The authorizations referred to in Section 3.08 of this Agreement shall have been issued and shall be in full force and effect, and such authorizations shall not be the subject of any pending or, to the Company's knowlege, threatened application for rehearing or petition for modification, and are sufficient to authorize the issuance and sale of the Common Shares.

(b) Accuracy of the Company's Representations and Warranties.  The representations and warranties of the Company shall be true and correct as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.

(c) Performance by the Company.  The Company shall have performed, satisfied and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e) Material Adverse Changes.  Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the General Disclosure Package (including the documents incorporated by reference therein and any supplements thereto).

(f) No Suspension of Trading In or Delisting of Common Stock; Other Events.  The trading of the Common Stock (including without limitation the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Shares (including without limitation the Issuance Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market.  There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) if trading generally on the American Stock Exchange,  the New York Stock Exchange, the Pacific Stock Exchange or The Nasdaq Stock Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any  material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of Raymond James makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.

(g) Comfort Letter.  The independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement shall have furnished to Raymond James a letter required to be delivered pursuant to Section 4.08 on or before the date on which satisfaction of this condition is determined.

(h) No Defaults.  The execution and delivery of this Agreement and the issuance and sale of the Common Shares and the compliance by the Company with all of the provisions of this Agreement will not result in the Company or any of the Significant Subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its Significant Subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its Significant Subsidiaries is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Significant Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i) Trading Cushion.  The Selling Period for any previous Issuance Notice shall have expired.

(j) Maximum Issuance Amount.  In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that the sum of (x)  the requested Issuance Amount, plus (y) the aggregate of all Common Shares issued under all previous Issuances effected pursuant to this Agreement, together with the aggregate number of Issuance Shares issued under the Alternative Agency Agreement, would exceed the Maximum Program Amount.

(k) Prospectus Supplement and Issuance Supplement. (a)  A supplement to the prospectus included in the Registration Statement related to the offering and sale of Common Shares pursuant to this Agreement (the “Prospectus Supplement”), in form and substance to be agreed upon by the parties hereto, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to Raymond James on or prior to the Issuance Date.

(b)  To the extent required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties, shall have been filed with the Commission pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and sufficient copies thereof delivered to Raymond James on or prior to the Issuance Date.

(l) Counsel Letters.  (i) The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to Raymond James, shall have furnished to Raymond James their written opinion required to be delivered pursuant to Section 4.07 on or before the date on which satisfaction of this condition is determined; (ii) Sidley Austin LLP, counsel for Raymond James and the Alternative Sales Agent, shall have furnished to Raymond James its negative assurance letter in form and substance satisfactory to Raymond James dated the Closing date and before each Issuance Date or Settlement Date as the case may be.

(m) Officers’ Certificate.  The Company shall have furnished or caused to be furnished to Raymond James an officers’ certificate executed by the Chief Executive Officer, the President or any Senior Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, required to be delivered pursuant to Section 4.09 on or before the date on which satisfaction of this condition is determined, as to the matters specified in Section 2.02(ii).

(n) Other Documents.  On the Closing Date and prior to each Issuance Date and Settlement Date, Raymond James and its counsel shall have been furnished with such documents as they may reasonably require in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be reasonably satisfactory in form and substance to Raymond James and its counsel.

Section 5.02 Documents Required to be Delivered on each Issuance Date.  Raymond James's obligation to sell Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to Raymond James on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to Raymond James, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 5.03 Suspension of Sales.  The Company or Raymond James may, upon notice to the other party hereto in writing, including by e-mail or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party's obligations with respect to any Issuance Shares sold hereunder after a reasonably practicable period of time following receipt of such notice, but in no event shall there be no Issuance Shares sold beyond the trading day in which the notice was received.  The Company agrees that no such notice shall be effective against Raymond James unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule may be amended from time to time.  Raymond James agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time.

ARTICLE VI
INDEMNIFICATION AND CONTRIBUTION

Section 6.01 Indemnification by the Company.  The Company agrees to indemnify and hold harmless Raymond James, its officers, directors, employees and agents, and each Person, if any, who controls Raymond James within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person's respective officers, directors, employees and agents (collectively, the “Controlling Persons”), and each affiliate of Raymond James (within the meaning of Rule 405 under the Securities Act Regulations), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which Raymond James, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any preliminary prospectus, or any Issuer Free Writing Prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to Raymond James or its plan of distribution furnished in writing to the Company by or on behalf Raymond James expressly for use therein, and the Company shall reimburse Raymond James, its officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.02 Indemnification by Raymond James.  Raymond James agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person's respective officers, directors, employees and agents, and each affiliate of the Company (within the meaning of Rule 405 under the Securities Act Regulations), from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or any Issuer Free Writing Prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto or any preliminary prospectus, or any Issuer Free Writing Prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to Raymond James or its plan of distribution furnished to the Company by or on behalf of Raymond James expressly for use therein.

Section 6.03 Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action.  In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the

Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04 Contribution.  If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and Raymond James, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Raymond James on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of Raymond James in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by Raymond James, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by Raymond James in respect thereof.  The relative fault of the Company, on the one hand, and of Raymond James, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by Raymond James on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Raymond James agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6.04, Raymond James shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 6.04, each officer, director, employee and agent of Raymond James, and each Controlling Person, shall have the same rights to contribution as Raymond James, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.  The obligations of the Company and Raymond James under this Article VI shall be in addition to any liability that the Company and Raymond James may otherwise have.

ARTICLE VII
TERMINATION

Section 7.01 Term.  Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02 Termination by Raymond James.  Raymond James may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day's notice if any of the following events shall occur:

(a)
The Company or any Significant Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(b)
Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Significant Subsidiaries;

(c)	The Company shall fail to maintain the listing of the Common Stock on the Principal Market;

(d)
Since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(e)	Raymond James shall have given ten (10) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03 Termination by the Company.  The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time.  After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04 Liability; Provisions that Survive Termination.  If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party hereto to any other party hereto except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that in any case the provisions of  Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of Raymond James and its officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Common Shares and payment therefor or (iii) any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Press Releases and Disclosure.  The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with Raymond James prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto.  No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby that has not been previously disclosed without the prior written approval of the other party hereto, which such approval will not unreasonably withheld, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties hereto.  Notwithstanding the foregoing, the Company may disclose the results of any Issuance, including the Issuance Price and number of shares of Common Stock issued pursuant to an Issuance in a press release, quarterly report on Form 10-Q or annual report on Form 10-K and the Company may provide oral updates of such previously publicly disclosed information to investors and/or shareholders without the prior written approval of Raymond James.

Section 9.02 Expenses.  The Company covenants and agrees with Raymond James that the Company shall pay or cause to be paid the following:  (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivery of copies thereof to the Sales Agents and the Principal Market; (ii) the reasonable documented out-of-pocket expenses of the Sales Agents, including the reasonable fees, disbursements and expenses of counsel for the Sales Agents (including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey), in connection with the Sales Agency Agreements and the Registration Statement and any Issuances hereunder and ongoing services in connection with the transactions contemplated hereunder (“Expenses”); provided, however, the Company shall not be required to reimburse the Sales Agents for their Expenses in excess of $75,000 in the aggregate; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the

Common Shares on the Principal Markets and any filing fees incident to any required review by the Financial Industry Regulatory Authority of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement (including the reasonable fees, disbursements and expenses of counsel for Raymond James), and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section.  During the term of this Agreement, the Company shall pay the Sales Agents’ attorneys’ fees for its quarterly or other periodic due diligence review in connection with the delivery by the Company  of an Issuance Notice and review of the opinions, letters and certificates delivered pursuant to Section 4.07, 4.08 and 4.09 and related matters (amount not to exceed $7,500 per fiscal quarter).  The Expenses shall be divided among the Sales Agents in amounts proportionate to the aggregate offering amount sold by each Sales Agent under this Agreement and the Alternative Sales Agency Agreement, after taking into account the amount of Expenses actually paid by each Sales Agent.

Section 9.03 Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: 190 East Capitol Street, Suite 400, Jackson, MS 39201-2195, Attention: N. Keith McKey, Facsimile No.: (601) 352-1441, with a copy to Jaeckle Fleischmann & Mugel, LLP, Attention: Michael C. Donlon, Facsimile No.: (716) 856-0432; and (ii) if to Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention:  Brad Butcher, Facsimile No.: (727) 567-8058, with a copy (which shall not constitute notice) to: Sidley Austin LLP, 1001 Page Mill Road, Building One, Palo Alto, CA 94304, Attention: Justin L. Bastian, Facsimile No.: (650) 565-7100.  Except as set forth in Sections 2.03, 4.03 and 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04 Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05 Amendment and Waiver.  This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06 No Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or Raymond James. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.07 Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08 Further Assurances.  Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09 Titles and Headings.  Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10 Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party hereto waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11 Waiver of Jury Trial.  The Company and Raymond James each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.13 Adjustments for Stock Splits, etc.  The parties hereto acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

Section 9.14 No Fiduciary Duty.  The Company acknowledges and agrees that Raymond James is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person and will not claim that Raymond James is acting in such capacity in connection with the offering of the Common Shares contemplated hereby.  Additionally, Raymond James is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Common Shares contemplated hereby.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Raymond James shall have no responsibility or liability to the Company with respect thereto.  Any review by Raymond James of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Raymond James and shall not be on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

EASTGROUP PROPERTIES, INC.

By:   /s/ N. KEITH MCKEY
         Name:            N. Keith McKey
         Title:              Chief Financial Officer

RAYMOND JAMES & ASSOCIATES, INC.

By:   /s/ BRAD BUTCHER
        Name:            Brad Butcher
        Title:              Managing Director

EXHIBIT A

ISSUANCE NOTICE

[Date]

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716

Attn: Brad Butcher

Reference is made to the Sales Agency Financing Agreement between EastGroup Properties, Inc. (the “Company”) and Raymond James & Associates, Inc. dated as of March [  ], 2011.  The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)): _______________________

Number of Days in Selling Period:          __________________________

First Date of Selling Period:         __________________________

Last Date of Selling Period:          __________________________

Settlement Date(s):            __________________________

Issuance Amount:                                                         __________________________

Selling Commission:                                                      __________________________%

Floor Price Limitation (Adjustable by Company during the Selling Period, and in no event less than $1.00 without the prior written consent of Raymond James, which consent may be withheld in Raymond James’s sole discretion): $ ____ per share

Comments:

EASTGROUP PROPERTIES, INC.

By:  ____________________________
        Name:            N. Keith McKey
        Title:              Chief Financial Officer

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EXHIBIT B

Form of Opinion of Jaeckle Fleischmann & Mugel, LLP, Counsel for the Company

1.
The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under the Sales Agency Financing Agreement.

2.	The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.	Each Significant Subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

4.
The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of Sales Agency Financing Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions to be performed by it contemplated by, Sales Agency Financing Agreement.

5.
The Company has an authorized capitalization as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

6.
The issuance and sale of the Common Shares, the compliance by the Company with all of the provisions of the Sales Agency Financing Agreement and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the imposition of a lien or security interest under, any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound or to which any of the property or assets used in the conduct of the business of the Company or any Significant Subsidiary is subject, nor will such action result in any violation of the provisions of the Articles of Incorporation or the by-laws of the Company or any Significant Subsidiary or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any Significant Subsidiary or any of their properties.

7.
No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by the Sales Agency Financing Agreement or in connection with the issuance and sale of the Common Shares thereunder, except (i) such as have been obtained under the Securities Act, and  or (ii) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or blue sky laws, as the case may be,  and except in any case where the failure to obtain such consent, approval, authorization, order, registration or qualification would not have a Material Adverse Effect.

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8.
Except as set forth in the Prospectus, there are no outstanding options, warrants, conversion rights, subscription rights, preemptive rights, rights of first refusal or other rights or agreements of any nature outstanding to subscribe for or to purchase any shares of Common Stock of the Company or any other securities of the Company of any kind binding on the Company (except pursuant to dividend reinvestment, stock purchase or ownership, stock option, director or employee benefit plans ) and there are no outstanding securities or instruments of the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares as described in the Sales Agency Financing Agreement.

9.
Other than as set forth in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect and, to the best of knowledge of such counsel, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

10.
The Common Shares have been duly and validly authorized by all necessary corporate action on the part of the Company. When issued against payment therefor as provided in the Sales Agency Financing Agreement, the Common Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive rights, claims, liens, charges, encumbrances and security interests of any nature whatsoever.

11.	The capital stock of the Company, including the Common Shares, conforms to the description contained in the Registration Statement.

12.
The Registration Statement has become effective under the Securities Act, and such counsel is not aware that any stop order suspending the effectiveness thereof has been issued or that any proceedings for that purpose have been instituted or are pending or threatened by the Commission under the Securities Act.

13.
The Registration Statement, as of the Effective Date, the Prospectus, as of the date it was filed with the Commission, and the documents incorporated by reference in the Prospectus, on the respective dates they were filed with the Commission complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

14.	The Company is not, and after giving effect to the offering and sale of the Common Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

15.
For its taxable years beginning with the taxable year ended December 31, 1997 through December 31, 2010, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a real estate investment trust under the Code.

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16.
The Company’s current proposed organization and method of operation will permit it to continue to meet the requirements for and taxation as a “real estate investment trust” for its 2011 taxable year and thereafter.

17.
The federal income tax discussion described in the Prospectus under the caption “Material United States Federal Income Tax Consequences” is accurate and fairly presents the federal income tax considerations that are likely to be material to a holder of the Shares referred to therein.

Such counsel shall confirm that during the preparation of the Registration Statement and Prospectus, such counsel participated in conferences with Raymond James and its counsel and with officers and representatives of the Company and its independent accountants, at which conferences the contents of the Registration Statement and the Prospectus (including the Incorporated Documents) were discussed, reviewed and revised.  Based on such counsel’s examination of the Registration Statement, the Prospectus and the Incorporated Documents, such counsel’s investigations made in connection with the preparation of the Registration Statement and the Prospectus and such counsel’s participation in the conferences referred to above, nothing has come to such counsel’s attention that would lead such counsel to believe that (i) the Registration Statement, at the Effective Date and as of the date of such opinion, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Prospectus, at the time it was filed with the Commission pursuant to Rule 424(b) under the Securities Act or as of the date of such opinion included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than the financial statements and schedules, or other financial data, as to which such counsel need express no opinion).

In rendering the foregoing opinion, such counsel may rely, (1) as to matters involving laws of any jurisdiction other than the State of New York or the United States of America, upon opinions addressed to Raymond James of other counsel satisfactory to it and Sidley Austin LLP, counsel to Raymond James, and (2) as to all matters of fact, upon certificates and written statements of the executive officers of, and accountants for, the Company; provided, in either case, that such counsel shall state in their opinion that they and Raymond James are justified in relying thereon.

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SCHEDULE 1

Raymond James & Associates, Inc.

Brad Butcher

Telephone:	(727) 567-1029
Facsimile:	(727) 567-8058
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	Brad.butcher@raymondjames.com

Doug McDonald

Telephone:	(727) 567-5195
Facsimile:	(727) 567-8058
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	doug.mcdonald@raymondjames.com

John Critchlow

Telephone:	(727) 567-5032
Facsimile:	(727) 567-8247
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	john.critchlow@raymondjames.com

Jeff Fordham

Telephone:	(727) 567-5010
Facsimile:	(866) 597-3996
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	jeff.fordham@raymondjames.com

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Jeanna Gillespie

Telephone:	(727) 567-2716
Facsimile:	(866) 597-3996
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	jeanna.gillespie@raymondjames.com

Kent Nelson

Telephone:	(727) 567-2456
Facsimile:	727-567-8274
Address:	880 Carillon Parkway St. Petersburg, Florida 33716
Email:	kent.nelson@raymondjames.com

EastGroup Properties, Inc.

N. Keith McKey

Telephone:	(601) 354-3555
Facsimile:	(601) 352-1441
Address:	190 East Capitol Street, Suite 400 Jackson, MS 39201-2195

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